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                          AMENDMENT TO
                 DISTRIBUTION SERVICES AGREEMENT


         AMENDMENT made this 4th day of June, 1996 between ALLIANCE MORTGAGE SECURITIES INCOME FUND, INC., a Maryland corporation (the "Fund"), and ALLIANCE FUND DISTRIBUTORS, INC., a
Delaware corporation (the "Underwriter").

                           WITNESSETH

              WHEREAS, the Fund and the Underwriter wish to amend the Distribution Services Agreement dated as of July 22, 1992
(amended April 30, 1993) (the "Agreement") in the manner set forth herein;

         NOW, THEREFORE, the parties agree as follows:

         1. Amendment of Agreement. Section 1 and the first full paragraph of Section 4(a) of the Agreement are hereby amended and restated to read as follows:

              Section 1. Appointment of Underwriter. The Fund hereby appoints the Underwriter as the principal underwriter and distributor of the Fund to sell the public shares of its Class A Common Stock (the "Class A shares"), Class B Common Stock (the "Class B shares"), Class C Common Stock (the "Class C shares"), Advisor Class Common Stock (the "Advisor Class shares"), and shares of such other class or classes as the Fund and the Underwriter shall from time to time mutually agree shall become subject to the Agreement ("New shares"), (the Class A shares, Class B shares, Class C shares, Advisor Class shares, and New shares shall be collectively referred to herein as the "shares") and hereby agrees during the term of this Agreement to sell shares to the Underwriter upon the terms and conditions set forth herein.

              Section 4(a). Any of the outstanding shares may be tendered for redemption at any time, and the Fund agrees to redeem or repurchase the shares so tendered in accordance with its obligations as set forth in Section 3(d) of ARTICLE FIFTH of its Articles of Incorporation and in accordance with the applicable provisions set forth in the Prospectus and Statement of Additional Information. The price to be paid to redeem or repurchase the shares shall be equal to the net asset value calculated in accordance with the provisions of
         Section 3(c) hereof, less any applicable sales charge. All payments by the Fund hereunder shall be made in the



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         manner set forth below.  The redemption or repurchase by
         the Fund of any of the Class A shares purchased by or through the Underwriter will not effect the initial sales charge secured by the Underwriter or any selected dealer or compensation paid to any selected agent
         (unless such selected dealer or selected agent has otherwise agreed with the Underwriter), in the course of the original sale, regardless of the length of the time period between the purchase by an investor and his tendering for redemption or repurchase.

         2. Class References. Any and all references in the Agreement to "Class Y shares" are hereby amended to read "Advisor
Class shares."

         3.   No Other Changes.  Except as provided herein, the
Agreement shall be unaffected hereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement.

                             ALLIANCE MORTGAGE SECURITIES
                                  INCOME FUND, INC.


                             By: /s/  Wayne E. Lyski
                                      Wayne D. Lyski
                                  Senior Vice President


                             ALLIANCE FUND DISTRIBUTORS, INC.


                             By: /s/ Robert L. Errico
                                     Robert L. Errico
                                        President


Accepted as of the date first written above:

ALLIANCE CAPITAL MANAGEMENT L.P.
By:  Alliance Capital Management Corporation,
        General Partner

By: /s/  John D. Carifa
         John D. Carifa
    President and Chief Operating
       Officer





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